Exhibit 99.1

United Refining Company Acquires Biodiesel Facility

Warren, PA., March 8, 2013. United Refining Company, through its subsidiary, United Biofuels, Inc., has acquired a partially completed 50 million gallon per year biodiesel facility in Brooklyn, New York as part of the acquisition by its parent company, United Refining, Inc., of certain assets of Metro Fuel Oil Corp. and its affiliates. The state-of-the-art facility is estimated to become operational in approximately 12 months and upon completion, will be able to process a variety of feedstocks. When completed, it will be one of the largest biodiesel facilities on the east coast.

United Refining Company operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 360 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500